SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AFG INVESTMENT TRUST C
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AFG INVESTMENT TRUST C
200 Nyala Farms
Westport, Connecticut 06880

Supplement Dated July 7, 2004 to Consent Solicitation Statement Dated June 2, 2004

Dear Beneficiaries of AFG Investment Trust C:

Your response to the Consent Solicitation regarding the proposals in connection with the liquidation of the Trust’s assets is most appreciated. Through July 7, 2004, 851 of the 1,935 Class A Interest record holders representing 784,783 of the 1,786,753 Class A Interests outstanding have voted on the proposals. The results of the vote to date are as follows:

Proposal 1 – Approval of the Sale of Assets to Affiliates
Vote Units
For 698,410.5
Against 66,942.5
Abstain 19,430.0

Proposal 2 – Approval of the Sale of the Trust’s Interest in MILPI to PLM LLC
Vote Units
For 704,610.5
Against 59,342.5
Abstain 20,830.0

Proposal 3 – Approval of Amendments to Permit Distributions In-Kind to Affiliates
Vote Units
For 699,756.5
Against 67,486.5
Abstain 17,540.0

In order to give those of you who have not as yet submitted your Consent Forms an opportunity to do so, the Managing Trustee has extended the date by which Consent Forms may be returned until July 28, 2004.

Your vote is important regardless of the number of units that you own. If you have not voted, please vote today using the enclosed Consent Form that you may return by fax, mail or hand delivery, c/o The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, NJ 07071, Telephone: (800) 317-8011, facsimile (201) 460-0050. Please complete, sign and mail your Consent Form in the return envelope as soon as possible before July 28, 2004. (The Class A Interests voted to date, when added to the votes of the Class B Interests which must be voted in accordance with the votes of the majority of the Class A Interests, represent a majority of the total Interests and are sufficient to adopt the three proposals.)

If you have already voted, you do not have to do anything.

Thank you for your cooperation.

Very truly yours,

Gary D. Engle
President
AFG ASIT Corporation,
as Managing Trustee